Exhibit 23.m.9.

PHOENIX OPPORTUNITIES TRUST

(the “Fund”)

AMENDMENT NO. 2 TO

CLASS B SHARES

AMENDED AND RESTATED DISTRIBUTION PLAN PURSUANT TO RULE 12b-1

under the

INVESTMENT COMPANY ACT OF 1940

THIS AMENDMENT made effective as of the 24th day of September, 2007 amends that certain Class B Shares Amended and Restated Distribution Plan Pursuant to Rule 12b-1 under the Investment Company Act of 1940, dated March 1, 2007 as amended on June 27, 2007 by and for the Fund (the “Plan”) as herein below provided.

W I T N E S S E T H :

WHEREAS, the Fund wishes to amend Appendix A of the Plan to reflect the addition of new series to the Fund which have been approved as parties to the Plan, as well as he deletion of a terminated series of the Fund from the Plan.

NOW, THEREFORE, in consideration of the foregoing premises, the Fund hereby agrees that the Plan is amended as follows:

1. Appendix A to the Plan is hereby replaced with Appendix A attached hereto and made a part hereof;

2. Except as herein provided, the Plan shall be and remain unmodified and in full force and effect.

APPENDIX A

Name of Series

Phoenix Bond Fund

Phoenix Core Bond Fund

Phoenix Emerging Markets Bond Fund

Phoenix High Yield Fund

Phoenix International Strategies Fund

Phoenix Market Neutral Fund

Phoenix Multi-Sector Fixed Income Fund

Phoenix Multi-Sector Short Term Bond Fund

Phoenix Real Estate Securities Fund

Phoenix Worldwide Strategies Fund

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